As filed with the Securities and Exchange Commission on July 14, 1999
                                                     Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             TALBOT BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

            Maryland                           6712                        52-2033630
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
incorporation or organization)    Classification Code Number)                     Number)




                 Talbot Bancshares, Inc. 1999 Stock Option Plan

                            (Full title of the plan)

                              18 East Dover Street
                             Easton, Maryland 21601
                                 (410) 822-1400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              W. Moorhead Vermilye
                                    President
                             Talbot Bancshares, Inc.
                  18 East Dover Street, Easton, Maryland 21601
                                 (410) 822-1400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                          Abba David Poliakoff, Esquire
                           Michael A. Refolo, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                              233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4000



===============================================================================================================================
                                               CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                              Proposed              Proposed Maximum           Amount of
    Title of Shares to be           Amount to be          Maximum Offering         Aggregate Offering         Registration
         Registered                  Registered          Price Per Share(1)             Price(1)                  Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share            85,000 shares               $55.00                 $4,675,000                $1,299.65
===============================================================================================================================

(1) Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(2) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the market price of the Shares as of July 8, 1999.

          PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS




Item 1.  Plan Information.

         Omitted pursuant to the instructions and provisions of Form S-8.


Item 2.  Registrant Information and Employee Plan Information.

         Omitted pursuant to the instructions and provisions of Form S-8.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Talbot Bancshares, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this Registration Statement:

                  (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (which includes certain information contained in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders on April 28, 1999 and incorporated therein by reference);

                  (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

                  (iii) Description of the Company's Common Stock which appears at page 1 of the Company's Form 8-A, or any description of the Common Stock which appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to
Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of common stock, par value $.01 per share (the "Shares"), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Talbot Bancshares, Inc., Secretary, 18 East Dover Street, Easton, Maryland 21601. Telephone requests may be directed to the Company at (410) 822-1400.


Item 4.  Description of Shares.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Under Maryland law, a corporation is permitted to limit, by provision in its Articles of Incorporation, the liability of directors and officers so that no director or officer shall be liable to the corporation or to any shareholder for money damages except (i) for and to the extent of actual receipt of an improper personal benefit in money, property or services, or (ii) for active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Articles of Incorporation includes this provision.

         The Company's Articles of Incorporation requires the Company to indemnify its directors and officers to the maximum extent permitted under Maryland law. As a result, the Company is required to indemnify any present or former director or officer against any claim or liability, including all judgments, penalties, fines, settlements and expenses, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company is required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such a person provided that the Company shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company, and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Articles of Incorporation also requires the Company to provide indemnification, payment or reimbursement of expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         Exhibit
         Number   Description of Exhibits

         5          Opinion  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC as to legality of Shares to be issued

         23.1       Consent  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC (included in their opinion in Exhibit 5)

         23.2 Consent of Stegman & Company, independent certified public accountants

         99         1999 Stock Option Plan


Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland, on the 16th day of June, 1999.

                            TALBOT BANCSHARES, INC.


                            By: /s/ W. Moorhead Vermilye
                                ------------------------
                                W. Moorhead Vermilye, President


                            By: /s/ Susan E. Leaverton
                                ----------------------
                                Susan E. Leaverton, Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of the date indicated below.

          Signature                         Title           Date


/s/ Herbert L. Andrew                       Director        June 16, 1999
------------------------------------
Herbert L. Andrew, III

/s/ Blenda W. Armistead                     Director        June 16, 1999
------------------------------------
Blenda W. Armistead

/s/ Lloyd L. Beatty, Jr.                    Director        June 16, 1999
------------------------------------
Lloyd L. Beatty, Jr.

/s/ Donald D. Casson                        Director        June 16, 1999
------------------------------------
Donald D. Casson

/s/ Gary L. Fairbank                        Director        June 16, 1999
------------------------------------
Gary L. Fairbank

/s/ Ronald N. Fox                           Director        June 16, 1999
------------------------------------
Ronald N. Fox

/s/ Richard C. Granville                    Director        June 16, 1999
------------------------------------
Richard C. Granville


------------------------------------        Director
Jerome M. McConnell

/s/ Shari L. McCord                         Director        June 16, 1999
------------------------------------
Shari L. McCord

/s/ William H. Myers                        Director        June 16, 1999
------------------------------------
William H. Myers

/s/ David L. Pyles                          Director        June 16, 1999
------------------------------------
David L. Pyles

/s/ Christopher F. Spurry                   Director        June 16, 1999
------------------------------------
Christopher F. Spurry

/s/ W. Moorhead Vermilye                    Director        June 16, 1999
------------------------------------
W. Moorhead Vermilye

F7364.641

                                  Exhibit Index


Exhibit
Number   Description of Exhibits

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

23.1 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

23.2 Consent of Stegman & Company, independent certified public accountants

99                1999 Stock Option Plan